Exhibit 5.1

DANZIG KAYE COOPER FIORE & KAY, LLP
COUNSELLORS AT LAW
P.O. BOX 333
30A VREELAND ROAD
FLORHAM PARK, NEW JERSEY 07932-0333

TELEPHONE (973) 443-0600
FACSIMILE (973) 443-0609

June 28, 2006

EnerTeck Corporation
10701 Corporate Drive, Suite 150
Stafford, Texas 77477

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We refer to the Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, being filed by EnerTeck Corporation, a Delaware Corporation, (the “Company”), with the Securities and Exchange Commission, relating to the public offering of up to 6,886,650 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), to be offered by the holders thereof.

We have examined originals or photocopies or certified copies of such records of the Company and of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, and relying upon statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock, when sold, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us in Part I of the Registration Statement under the caption “Legal Matters”.

Very truly yours,

/s/ Danzig Kaye Cooper Fiore & Kay, LLP

Danzig Kaye Cooper Fiore & Kay, LLP